EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post Effective Amendment No. 5 to Registration Statement No. 333-89179 relating to 2,711,776 shares of Series A Preferred Stock of Knology Inc. on Form S-1 of our reports dated February 14, 2003, relating to the consolidated financial statements of Knology Inc. as of and for the year ended December 31, 2002 and related 2002 consolidated financial statement schedule (which reports express unqualified opinions and include explanatory paragraphs concerning: (1) the company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123, (2) the company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and, (3) the application of procedures relating to certain disclosures and reclassifications of financial statements amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA

May 19, 2003